Exhibit 99.1

Boulder Brands, Inc. Amends and Re-prices Senior Credit Facility

Boulder, CO (July 29, 2014) – Boulder Brands, Inc. (NasdaqGM: BDBD) announced today that the company amended and re-priced its existing senior secured credit facility. The company increased its Term Loan B from $273 million to $300 million, and its 4 year revolving credit facility from $80 million to $115 million. The Term Loan B cash interest rate was lowered from 5.0% to 4.5%. The EPS savings is nominal in 2014 and is anticipated to be approximately $0.01 in 2015.

“We are excited about utilizing the favorable market environment, enabling us to lower the company’s overall interest rate and secure less restrictive covenants. We will have more financial flexibility as a result of the transaction,” stated Christine Sacco, the Chief Financial Officer. “We are also pleased with the support of the banking community and their confidence in our future,” continued Ms. Sacco.

The credit agreement, which includes the specific terms and covenants governing the Company's credit facility, will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

RBC Capital Markets led the banking transaction in a 4-bank consortium that also included Citigroup Global Markets Inc., BMO Capital Markets, and Barclays Bank PLC.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Contact:

Carole Buyers, CFA

Senior Vice President Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director, Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018